Filed Pursuant to Rule 433

Registration No. 333-150449

FINAL TERM SHEET

Dated August 27, 2008

5.625% Notes due 2011 5.875% Notes due 2015

Issuer:	Philip Morris International Inc.

Offering Format:	SEC Registered

Security:	5.625% Notes due 2011 (the “2011 Notes”) 5.875% Notes due 2015 (the “2015 Notes”)

Aggregate Principal Amount:	2011 Notes: €1,000,000,000 2015 Notes: €750,000,000

Maturity Date:	2011 Notes: September 6, 2011 2015 Notes: September 4, 2015

Coupon:	2011 Notes: 5.625% 2015 Notes: 5.875%

Interest Payment Dates:	2011 Notes: Annually on each September 6, commencing September 6, 2009 2015 Notes: Annually on each September 4, commencing September 4, 2009

Price to Public:	2011 Notes: 99.760% of principal amount 2015 Notes: 99.330% of principal amount

Underwriting Discount:	Per 2011 Note: 0.175% Per 2015 Note: 0.275%

Net Proceeds (Before Expenses):	2011 Notes: €995,850,000 2015 Notes: €742,912,500

Benchmark Security:	2011 Notes: OBL 3.500% due April 2011 2015 Notes: DBR 3.250% due July 2015

Benchmark Security Yield:	2011 Notes: 3.997% 2015 Notes: 4.068%

Spread to Benchmark Security:	2011 Notes: + 171.7 bps 2015 Notes: + 192.7 bps

Yield:	2011 Notes: 5.714% 2015 Notes: 5.995%

Mid-Swap Yield:	2011 Notes: 4.734% 2015 Notes: 4.645%

Spread to Mid-Swap Yield:	2011 Notes: + 98 bps 2015 Notes: + 135 bps

Settlement Date (T+5):	September 4, 2008

CUSIP/ISN:	2011 Notes: 718172 AD1 / XS0385770853 2015 Notes: 718172 AE9 / XS0385771158

Listing:	Application will be made to list the 2011 Notes and the 2015 Notes on the New York Stock Exchange.

Anticipated Ratings:	A2 by Moody’s Investors Service, Inc. (stable outlook) A by Standard & Poor’s Ratings Services (stable outlook) A+ by Fitch Ratings (negative outlook)

Joint Book-Running Managers:	Citigroup Global Markets Inc. Deutsche Bank AG, London Branch HSBC Bank plc J.P. Morgan Securities Ltd.

Senior Co-Managers:	BBVA Securities, Inc. BNP Paribas Credit Suisse Securities (Europe) Limited Societe Generale Paris

Allocations:
	2011 Notes	2015 Notes
Citigroup Global Markets Inc.	€ 210,000,000	€ 157,500,000
Deutsche Bank AG, London Branch	€ 210,000,000	€ 157,500,000
HSBC Bank plc	€ 210,000,000	€ 157,500,000
J.P. Morgan Securities Ltd.	€ 210,000,000	€ 157,500,000
BBVA Securities, Inc.	€ 40,000,000	€ 30,000,000
BNP Paribas	€ 40,000,000	€ 30,000,000
Credit Suisse Securities (Europe) Limited	€ 40,000,000	€ 30,000,000
Societe Generale Paris	€ 40,000,000	€ 30,000,000
Total	€ 1,000,000,000	€ 750,000,000

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1-877-858-5407, Deutsche Bank AG, London Branch toll free at 1-800-503-4611, HSBC Bank plc at +44 207 991 1422 (call collect) or J.P. Morgan Securities Ltd. at +44 207 779 2468 (call collect).